Exhibit 99.1

Financial Report

July - September 2009

Operating Income and Cash Flow better than Last Year

(Stockholm, October 20, 2009) — For the three-month period ended September 30, 2009, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported net sales of $1,326 million, an operating margin of 5.6% before restructuring charges and a cash flow of $105 million before financing (non-U.S. GAAP measures, see enclosed tables).

All these results were better than expected in July, partially due higher light vehicle production resulting from the U.S. “Cash for Clunkers” program and other scrapping incentives. Operating margin was also better than the updated guidance from September, partially due to temporary effects.

Compared to the same quarter 2008, consolidated net sales declined by 14% with the organic sales portion declining by 12% due to a 15% drop in light vehicle production (LVP) in North America and Europe, where Autoliv generates more than 70% of its sales.

Including severance and other restructuring charges of $14 million, operating income was $60 million, income before taxes $39 million, total net income $34 million and earnings per share 37 cents.

Operations generated $125 million in cash compared to $102 million in the same quarter 2008.

For the fourth quarter, consolidated net sales are expected to grow by approximately 25%, with the organic sales portion growing by more than 10%. An operating margin of at least 7%, excluding restructuring charges, is expected for the quarter.

An earnings conference call will be held at 3:00 p.m. (CET) today October 20. To obtain your personal pin code and phone number, please access www.autoliv.com under “News/Calendar”.

3rd quarter 2009

Market Overview

During the three-month period July - September 2009, global light vehicle production (LVP) is estimated by CSM and J.D. Power to have declined by 5% compared to the same quarter 2008. LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates more than 80% of its sales is estimated to have dropped by 18%.

In Europe (including Eastern Europe), where Autoliv derives approximately half of its consolidated sales, LVP is estimated to have declined by 12%. In Western Europe, the decline was 6% as expected and in Eastern Europe 24%. The decline in Eastern Europe was 6 percentage points (pp) worse than expected at the beginning of the quarter.

In North America, which accounts for almost one quarter of the Company’s consolidated sales, LVP dropped by 21%, which was 6 pp better than expected in July, mainly due to the “Cash for Clunkers” program. The cuts in North American LVP especially affected the production of passenger cars which fell by 32%, while production of light trucks declined by 7%. This was 12 pp less than expected. Chrysler cut production by 22% and GM cut production by 41%, while Ford increased production by 15%. Asian and European vehicle manufacturers combined reduced their North American production by 18%.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, LVP decreased by 25%. This decrease affected particularly the manufacturing levels for vehicles with higher safety content such as vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for more than 15% of consolidated sales, LVP increased by 21% instead of declining by 3% as expected in July. This was primarily due to the LVP in China and India growing by 66% and 18%, respectively, and LVP in Korea improving by 20% which was 23 pp better than expected.

Consolidated Sales

Consolidated net sales declined by slightly more than 14% to $1,326 million compared to the same quarter 2008. Currency effects caused sales to decline by slightly less than 3%. The effect of acquisitions was 0.4%. Consequently, organic sales (i.e. sales excluding currency effects, and acquisitions/ divestitures; non-U.S. GAAP measure, see table) declined by 12%. This was better than expected in July due to the U.S. “Cash for Clunkers” program and Autoliv’s relatively strong performance in North America. It was also due to market share gains and revitalized light vehicle production in China, South Korea and India.

Autoliv’s organic sales decline of 12% was 6 pp better than the decline in the Triad’s LVP. This was due to market share gains, a favorable sales mix in North America and the Company’s strong performance in the Rest of the World, particularly in China. It was also due to recent launches of a number of new vehicle models for which Autoliv is a supplier (see Sales by Region).

Sales by Product

Sales of airbag products (including steering wheels and electronics) decreased by slightly more than 12% to $858 million. Excluding negative currency effects of slightly less than 2% and a small positive effect from an acquisition last year (see Significant Events), organic sales declined by 11% compared to the 18% decline in LVP in the Triad, i.e. the dominant markets for airbags. Autoliv’s relatively better performance was due to new business with Ford, Volkswagen, Chevrolet, Opel, Suzuki, Nissan, Toyota and Great Wall. These improvements more than offset the negative LVP mix effect from vehicles with lower safety value, primarily driven by the scrapping incentive programs in Europe.

Sales of seatbelt products (including seat sub-systems) dropped by 17% to $468 million. Excluding negative currency effects, organic sales declined by 13% which was 8 pp more than the decline in global light vehicle production. This primarily reflects Autoliv’s greater dependence on advanced higher-value-added seatbelts, particularly for the European and North American markets. It also reflects the expiration of some contracts.

Sales by Region

Sales from Autoliv’s European companies declined by 21% to $634 million. Excluding negative currency effects of less than 5% and a small favorable effect from acquisitions, organic sales declined by 16% compared to the 12% decline in European light vehicle production. The difference is due to the negative LVP mix effect resulting from the governmental scrapping incentives that favored smaller vehicles. These cars tend to have less safety content than an average vehicle. However, Autoliv benefited to some extent from the strong demand for small cars such as Fiat’s Grande Punto, Peugeot’s 107, as well as for Citroën’s C1 and C3 Picasso. The negative LVP effect was also partially offset by new business for Opel’s Insignia and the production ramp up for the new Renault Mégane.

Sales from Autoliv’s North American companies dropped by 16% to $310 million. Excluding negative currency effects of 5% from a weaker Mexican peso and a small favorable effect from acquisitions, organic sales declined by 11% while the North American LVP dropped almost twice as much. Autoliv’s better-than-market performance was primarily due to new business for Ford’s new F-Series; Chrysler’s Dodge Ram; Chevrolet’s Traverse and Equinox; and Toyota’s Rav4 and Venza.

Sales from Autoliv’s companies in Japan declined by 25% to $136 million. Excluding favorable currency effects of 15%, organic sales declined by 40%. This was primarily due to the 25% drop in Japanese LVP. Autoliv’s sales were also affected by the fact that production declined the most for premium cars, SUVs and other vehicles with higher safety value for export to North America and Western Europe. These negative effects were partially offset by new business for the Toyota Prius and the Lexus RX.

Sales from Autoliv’s companies in the Rest of the World (RoW) increased by 25% to $246 million despite negative currency effects of 7%. Autoliv’s increase in organic sales of 32% was even better than the strong growth in the region’s LVP of 21%. Autoliv’s market share gains reflects new business in China (for Suzuki, Buick, Chevrolet, Daewoo, Nissan, Volkswagen, Audi, Honda, Kia, Great Wall and Geely) and in India (for Mahindra). Autoliv’s strong performance was also due to a favorable vehicle production mix in the region.

3rd quarter 2009

Earnings

Despite the sharp drop in LVP of 18% in the Triad resulting in a consolidated sales decline of 14% for Autoliv, the Company improved its gross margin, operating margin and operating income compared to the same quarter 2008. The gross margin improved to 18.0% from 16.9%.

Gross profit declined by $22 million to $239 million, but operating income improved by $2 million to $60 million and operating margin improved to 4.5% from 3.8% in the same quarter 2008. Better operating income despite lower gross profit reflects $19 million lower restructuring costs and $9 million lower selling, general and administrative expense. Research, development and engineering expense, net increased slightly. This was due to the Company’s Small Car Safety (SCS) project and an exceptionally high engineering income last year. On a comparable basis, i.e. excluding severance and restructuring costs of $14 million in the third quarter 2009 and $33 million in the same quarter 2008, operating income declined to $74 million from $91 million and operating margin to 5.6% from 5.9% (non-U.S. GAAP measures, see enclosed table). The fact that the operating margin on a comparable basis was almost as high as in 2008 despite the sharp sales drop is mainly due to the action program initiated in July last year and other cost saving initiatives. It also reflects lower raw material prices. The fact that the comparable operating margin was higher than the guidance in September of 4% is primarily due to positive currency revaluation effects, an unexpectedly strong favorable sales mix and slightly higher sales than anticipated.

Income before taxes declined by $8 million to $39 million. The $2 million improvement in operating income was offset primarily by a swing of $6 million in other financial items from an income of $1 million to a cost of $5 million. This reflects negative currency effects in 2009 versus positive currency effects in 2008. Interest expense, net increased by $4 million to $18 million, primarily due to new long-term debt issued in the first quarter.

Total net income was unchanged $34 million, while net income attributable to controlling interest improved by $2 million. The effective tax rate was 14% compared to 28% in the third quarter 2008.

Earnings per share declined by 7 cents to $0.37. The weighted average number of shares outstanding, assuming dilution, increased by 25% to 89.1 million from the same quarter 2008. This was due to the sale in the first quarter 2009 of treasury shares and equity units with mandatory share purchase contracts.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $125 million. This was $23 million better than in the third quarter 2008 despite the significant drop in sales and despite $18 million in cash payments for restructuring activities. The strong cash flow was partially due to a $17 million reduction in operating assets and liabilities during the quarter.

Cash flow before financing amounted to $105 million which was $117 million more than cash flow during the same quarter 2008 (which included an acquisition for $42 million). Capital expenditures, net of $24 million were $54 million less than depreciation and amortization in the quarter, and $47 million less than capital expenditures, net during the same quarter 2008.

Over the last 12 months working capital has been reduced by 28% or $182 million. However, working capital in relation to 12-month sales increased to 10.0% on September 30 from 9.2% one year earlier. This was due to the exceptionally low trailing 12-month sales. The Company expects to be in compliance with its policy for this key ratio of less than 10% by the end of next quarter.

Despite a strong sales recovery in September, receivables in relation to days sales outstanding was 71, unchanged from the end of the previous quarter but lower than the 74 days a year ago. Days inventory on-hand improved to 37 days on September 30 from 39 days on June 30 and from 44 days a year ago.

Due to strong cash flow, the Company’s net debt (non-U.S. GAAP measure, see table) was reduced during the quarter by $39 million to $878 million. Gross interest-bearing debt increased temporarily by $94 million to $1,333 million at the end of the quarter, in front of a repayment of $125 million revolving credit loan in October. Cash and unutilized long-term credit facilities amounted to $1.3 billion.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. On September 30, Autoliv’s leverage ratio was 3.4 times and interest coverage ratio (0.7) times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest coverage as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio was reduced to 27% from 28% at the end of the previous quarter and from 36% a year ago.

During the quarter, total equity increased by $42 million to $2,365 million or $27.24 per share due to net income of $34 million, currency effects of $6 million, and by $2 million from common stock incentives.

Launches in the 3rd Quarter

•	Acura’s new TL; Inflatable curtains and side airbags

•	BMW’s new GT; Frontal airbags, steering wheel, knee airbag, side airbags, seatbelts with pretensioners, safety electronics and night vision system

•	Citroen’s new C3; Safety electronics

•	Fiat’s new Punto Evo; Seatbelts with pretensioners

•	Geely’s new Emgrand EC718; Steering wheel, driver airbag, passenger airbag, inflatable curtains, side airbags, seatbelts with pretensioners and safety electronics

•	Opel’s new Astra; Passenger airbag, inflatable curtains, side airbags, seatbelts with pretensioners and safety electronics

•	Samsung’s new SM3; Steering wheel, driver airbag, passenger airbag, inflatable curtains and seatbelts with pretensioners

9-months 2009

Market Overview

During the nine-month period January - September 2009, global light vehicle production (LVP) dropped by 22% and LVP in the Triad by 34%.

In Europe, light vehicle production decreased by 28%. In Western Europe, LVP declined by 26% and in Eastern Europe by 33%.

In North America, light vehicle production dropped by 41%, primarily due to GM, Ford and Chrysler cutting production by 46%. Asian and European vehicle manufacturers reduced their LVP in North America by 35%.

In Japan, LVP decreased by 37% in the nine-month period.

In the Rest of the World (RoW) LVP has recovered sharply and has now increased by 4% for the first nine months.

Consolidated Sales

For the year’s first nine months, consolidated sales decreased by 35% to $3,446 million. Excluding negative currency effects of 8% and the effect of a small acquisition, organic sales decreased by 27%, which was 7 pp better than the decline in LVP in the Triad. This was mainly due to Autoliv’s outperformance in North America and new business (see Sales by Region).

Sales of airbag products decreased by 34% to $2,200 million. Excluding negative currency effects of 7% and a small acquisition, organic sales declined by 28% compared to the 34% LVP decline in the Triad.

Sales of seatbelt products decreased by 36% to $1,246 million including 10% from negative currency effects. The decline in organic sales of 26% was 4 pp more than the decline in global LVP. This primarily reflects Autoliv’s greater dependence on advanced higher value-added seatbelts, particularly for the European and North American markets. This was partially offset by new business for the Suzuki Alto, the Great Wall Coolbear and the Mahindra Xylo.

Sales from Autoliv’s European companies decreased by 39% to $1,772 million. Excluding negative currency effects of 12% and a small acquisition, organic sales declined by 28%, in line with European LVP.

Sales from Autoliv’s North American companies decreased by 34% to $770 million. Excluding negative currency effects of 5% and a small acquisition, organic sales declined by 29%, which was significantly less than the 41% drop in North American LVP. This was due to new business for Ford’s F-Series; Chevrolet’s Traverse and Equinox; and Toyota’s Rav4 and Venza.

Sales from Autoliv’s companies in Japan dropped by 44% to $317 million despite favorable currency effects of 12%. The decline of 56% in organic sales was due to the general decline in Japanese LVP of 37%, which was exacerbated by an even sharper drop for vehicles with high safety value for export to markets in North America and Western Europe.

Sales from Autoliv’s companies in the RoW declined by less than 9% to $587 million including negative currency effects of 11%. The organic sales increase of slightly less than 3% was virtually in line with LVP in the region. Autoliv’s sales were partially driven by new business in China, with several customers, and in India.

Earnings

Gross profit decreased by $477 million to $506 million and gross margin decreased to 14.7% from 18.6% due to the substantial cuts in global light vehicle production.

Operating income declined by $375 million to a loss of $41 million and operating margin decreased to (1.2%) from 6.3%, despite aggressive cost cutting. On a comparable basis, i.e. excluding severance and restructuring costs of $62 million in 2009 and $40 million in the same period 2008, operating income amounted to $21 million and operating margin to 0.6% compared to $374 million and 7.1%, respectively, for the nine-month period 2008 (non-U.S. GAAP measures, see enclosed table). The decrease of $353 million in operating income was $128 million less than the decline in gross profit thanks to the Company’s action program and other cost saving initiatives.

Income before taxes decreased by $388 million to a loss of $92 million. Interest expense, net rose by $7 million due to new long-term debt issued in the first quarter 2009.

Net income decreased by $261 million to a loss of $51 million due to the $388 million drop in pre-tax profit. Income taxes was a benefit of $41 million including a cost of $3 million from discrete items compared to a tax expense of $85 million and an effective tax rate of 29% in 2008.

Earnings per share declined by $3.44 to a loss of $0.64. There is no dilution since there is no profit for the nine-month period. The weighted average number of shares outstanding increased by 10% to 80.2 million due to sale of treasury shares and equity units with mandatory share purchase contracts.

Cash Flow and Balance Sheet

Operations generated $244 million in cash and $156 million before financing compared to $426 million and $176 million during the first nine months 2008. Capital expenditures, net amounted to $90 million and depreciation and amortization to $228 million compared to $202 million and $257 million, respectively, for the same period 2008.

Net debt decreased by $317 million due to the cash generated in the second and third quarters and to the sale in the first quarter of treasury shares. Gross interest-bearing debt decreased by $338 million. Net debt to capitalization was 27% compared to 36% at the beginning of the year.

Total equity increased by $191 million due to the sale in the first quarter of treasury shares and mandatory share purchase contracts for $236 million, net. Equity also increased by $13 million due to currency effects, by $5 million due to common stock incentives and by $2 million to pension liabilities. Equity was negatively impacted by $51 million for the net loss, by $3 million due to dividends to non-controlling interest and $11 million due to acquiring the minority interest in the Chinese seatbelt joint venture NHA.

Return on total equity was negative 3% and return on capital employed negative 2% compared to 12% for both returns during the same nine-month period 2008. On a comparable basis, i.e. excluding the effect of severance and restructuring, return on equity was negative 1% and the return on capital employed positive 1%.

Q3 – Report 2009

Headcount

Total headcount (i.e. permanent and temporary employees) increased during the quarter by slightly more than 2,800 to 36,200 in response to the strong recovery in vehicle demand, particularly in China. Consequently, headcount in manufacturing rose by 3,000, of which 81% were in low-cost countries and 68% were temporary labor. This increase was partly offset by a reduction – despite the strong sales recovery – in S,G&A and other overhead functions of 160. Virtually all of these reductions were permanent employees in high-cost countries.

Currently, 57% of headcount are in low-cost countries compared to 55% a year ago, while 15% are temporaries compared to 13% a year ago. Therefore, the average level of temporaries in the Company has already been restored to the same level as before the financial crisis broke out last year.

Outlook

The latest forecasts from J.D. Power and CSM indicate an increase of 11% in global LVP during the fourth quarter 2009 compared to the same period 2008. In Western Europe, LVP is expected to increase by 7% and in North America by 2% resulting in an expected average increase of slightly more than 4%. In the Rest of the World, LVP is expected to grow by 27% due to China and India growing by 68% and 38%, respectively. LVP in Japan is expected to decline by 8%.

Based on these assumptions and our customer call-offs, Autoliv’s organic sales during the fourth quarter are expected to grow by more than 10%. This is due to an expected rebound effect in the European LVP mix following the expiration of many scrapping incentive programs that favored small vehicles with currently less safety value. Autoliv’s organic sales in China are also expected to continue to grow faster than the country’s LVP due to many new market launches as mentioned above. Provided that the exchange rates at the middle of October prevail, currency effects will have a positive impact of 13%. Consequently, consolidated sales are expected to grow by approximately 25% for the quarter.

An operating margin of at least 7% is expected for the quarter, excluding restructuring costs.

For the full year 2009, consolidated sales are expected to decline by 25% based on the assumption that organic sales will outperform LVP in North America and Western Europe by 5%. Provided that the exchange rates at the middle of October prevail, currency effects will have a negative impact of 4%. The full year operating margin excluding restructuring charges is expected to exceed 2%.

The projected effective tax rate for the full year is estimated to be a benefit in the magnitude of 40%. A tax cost in the region of 45% is expected on the fourth quarter forecasted income.

Other Significant Events

•

The nine-month period has been affected by Autoliv’s acquisition in September 2008 of the automotive radar sensor business of Tyco Electronic. This acquisition has had a marginal effect on consolidated sales. In January 2009, Autoliv acquired most of the assets in the steel stamping supplier EMT. This acquisition did not have any material impact on Autoliv’s sales. At the beginning of 2009, Autoliv acquired the remaining shares in the Chinese seatbelt company NHA, an already consolidated entity.

•

William E. Johnston, Jr., who has been a member of the Autoliv Inc board since 2005, recently passed away after a period of illness. The Company expresses its condolences and thanks Mr. Johnston for his services to the Company.

Next Report

Autoliv intends to publish the quarterly report for the fourth quarter 2009 on Friday January 29, 2010.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q3 – Report 2009

KEY RATIOS

	Quarter July-September		First 9 months		Latest 12	Full year
	2009	2008	2009	2008	months	2008

Earnings/(loss) per share 1)	$0.37	$0.44	$(0.64)	$2.80	$(1.15)	$2.28
Total parent shareholders’ equity per share	27.24	32.22	27.24	32.22	27.24	30.11
Cash dividend paid per share	—	0.41	0.21	1.19	0.62	1.60
Operating working capital, $ in millions 2)	465	647	465	647	465	518
Capital employed, $ in millions [1]1,12)	3,243	3,601	3,243	3,601	3,243	3,369
Net debt, $ in millions 2)	878	1,279	878	1,279	878	1,195
Net debt to capitalization, % 3)	27	36	27	36	27	36

Gross margin, % 4)	18.0	16.9	14.7	18.6	14.0	17.4
Operating margin, % 5)	4.5	3.8	(1.2)	6.3	(1.5)	4.7

Return on total equity, % 6, 12)	5.8	5.7	(3.0)	11.7	(3.9)	7.3
Return on capital employed, % 7, 12)	7.6	6.5	(1.5)	12.4	(1.9)	8.7

Average no. of shares in millions 1)	89.1	71.5	80.2	72.6	77.8	72.1
No. of shares at period-end in millions 8)	85.1	70.3	85.1	70.3	85.1	70.3
No. of employees at period-end	30,603	35,752	30,603	35,752	30,603	33,995
Headcount at period-end	36,192	41,327	36,192	41,327	36,192	37,307
Days receivables outstanding 9)	71	74	80	66	80	49
Days inventory outstanding 10)	37	44	42	39	42	39

1) Assuming dilution and net of treasury shares except for the first 9 months 2009 and latest 12 months without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period, except for third quarter 2009 for which the difference is less than 5%. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt and total equity. 4) Gross profit relative to sales. 5) Operating income/(loss) relative to sales. 6) Net income/(loss) relative to average total equity. 7) Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales. 11) Total equity and Net debt. 12) 2008 key ratios adjusted in accordance with FASB ASC 810, adopted on January 1, 2009.

Q3 – Report 2009

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

	Quarter July-September		First 9 months		Latest 12	Full year
	2009	2008	2009	2008	months	2008
Net sales
- Airbag products	$858.0	$979.1	$2,199.6	$3,345.9	$2,984.0	$4,130.3
- Seatbelt products	467.9	565.6	1,246.4	1,934.2	1,655.1	2,342.9

Total net sales	1,325.9	1,544.7	3,446.0	5,280.1	4,639.1	6,473.2

Cost of sales	(1,087.1)	(1,283.7)	(2,940.5)	(4,297.8)	(3,991.7)	(5,349.0)

Gross profit	238.8	261.0	505.5	982.3	647.4	1,124.2

Selling, general & administrative expenses	(76.5)	(85.8)	(222.1)	(290.7)	(285.7)	(354.3)
Research, development & engineering expenses	(82.7)	(80.9)	(241.9)	(303.4)	(305.7)	(367.2)
Amortization of intangibles	(5.7)	(5.8)	(17.3)	(17.7)	(23.2)	(23.6)
Other income (expense), net	(13.9)	(30.2)	(65.2)	(36.7)	(101.1)	(72.6)

Operating income/(loss)	60.0	58.3	(41.0)	333.8	(68.3)	306.5

Equity in earnings of affiliates	1.4	1.2	3.4	3.4	3.9	3.9
Interest income	0.7	3.1	4.5	6.5	10.8	12.8
Interest expense	(18.3)	(16.7)	(54.3)	(48.9)	(78.3)	(72.9)
Other financial items, net	(4.6)	1.3	(4.8)	0.5	(6.9)	(1.6)

Income/(loss) before income taxes	39.2	47.2	(92.2)	295.3	(138.8)	248.7

Income tax benefit/(expense)	(5.5)	(13.2)	41.3	(85.2)	50.2	(76.3)

Net income/(loss)	$33.7	$34.0	$(50.9)	$210.1	$(88.6)	$172.4

Less; Net income/(loss) attributable to non-controlling interest	0.9	2.8	0.4	7.0	1.1	7.7
Net income/(loss) attributable to controlling interest	$32.8	$31.2	$(51.3)	$203.1	$(89.7)	$164.7

Earnings/(loss) per share 1)	$0.37	$0.44	$(0.64)	$2.80	$(1.15)	$2.28

1) Assuming dilution and net of treasury shares except for the first 9 months 2009 and latest 12 months without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period, except for third quarter 2009 for which the difference is less than 5%.

Q3 – Report 2009

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	September 30 2009	June 30 2009	March 31 2009	December 31 2008	September 30 2008
Assets
Cash & cash equivalents	$429.6	$311.1	$935.4	$488.6	$213.6
Receivables	1,035.3	928.7	771.7	838.5	1,226.5
Inventories	461.4	427.7	456.2	592.4	653.8
Other current assets	189.0	164.1	207.8	166.8	155.7

Total current assets	2,115.3	1,831.6	2,371.1	2,086.3	2,249.6

Property, plant & equipment, net	1,067.5	1,081.9	1,092.9	1,158.2	1,222.4
Investments and other non-current assets	235.7	216.9	220.7	215.9	192.0
Goodwill assets	1,616.6	1,609.0	1,600.5	1,607.8	1,623.0
Intangible assets, net	125.5	130.9	134.0	137.4	138.9

Total assets	$5,160.6	$4,870.3	$5,419.2	$5,205.6	$5,425.9

Liabilities and equity
Short-term debt	$145.3	$150.9	$207.8	$270.0	$377.3
Accounts payable	655.4	557.9	438.1	613.4	777.2
Other current liabilities	567.8	515.7	498.9	497.3	639.6

Total current liabilities	1,368.5	1,224.5	1,144.8	1,380.7	1,794.1

Long-term debt	1,187.8	1,088.3	1,748.1	1,401.1	1,121.7
Pension liability	112.5	109.0	109.4	111.0	52.3
Other non-current liabilities	126.9	125.4	130.7	139.0	136.1

Total non-current liabilities	1,427.2	1,322.7	1,988.2	1,651.1	1,310.1

Total parent shareholders’ equity	2,318.5	2,279.6	2,241.5	2,116.5	2,265.3
Non-controlling interest	46.4	43.5	44.7	57.3	56.4

Total equity	2,364.9	2,323.1	2,286.2	2,173.8	2,321.7

Total liabilities and equity	$5,160.6	$4,870.3	$5,419.2	$5,205.6	$5,425.9

Q3 – Report 2009

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter July-September		First 9 months		Latest 12	Full year
	2009	2008	2009	2008	months	2008

Net income/(loss)	$33.7	$34.0	$(50.9)	$210.1	$(88.6)	$172.4
Depreciation and amortization	78.0	86.1	227.8	256.5	318.2	346.9
Other	(3.4)	(10.9)	4.4	(18.2)	43.6	21.0
Changes in operating assets and liabilities	16.8	(7.0)	62.3	(22.7)	158.3	73.3

Net cash provided by operating activities	125.1	102.2	243.6	425.7	431.5	613.6

Capital expenditures, net	(23.7)	(71.1)	(89.6)	(202.4)	(166.3)	(279.1)
Acquisitions of businesses and other, net	4.0	(42.5)	2.3	(47.6)	1.2	(48.7)

Net cash used in investing activities	(19.7)	(113.6)	(87.3)	(250.0)	(165.1)	(327.8)

Net cash before financing 1)	105.4	(11.4)	156.3	175.7	266.4	285.8

Net increase (decrease) in short-term debt	(59.1)	(187.8)	(202.3)	59.2	(284.0)	(22.5)
Issuance of long-term debt	50.9	392.1	564.4	411.1	890.7	737.4
Repayments and other changes in long-term debt	(6.0)	0.0	(820.8)	(322.5)	(820.8)	(322.5)
Dividends paid	—	(29.3)	(14.8)	(86.4)	(43.6)	(115.2)
Shares repurchased	—	(65.2)	—	(173.5)	0.0	(173.5)
Common stock issue, net	0.0	0.0	236.8	—	236.8	—
Common stock options exercised	0.2	1.1	0.7	4.7	0.9	4.9
Other, net	(7.4)	(3.2)	(7.6)	(3.6)	(7.3)	(3.3)
Effect of exchange rate changes on cash	34.5	(9.8)	28.3	(4.9)	(23.1)	(56.3)

Increase (decrease) in cash and cash equivalents	118.5	86.5	(59.0)	59.8	216.0	334.8

Cash and cash equivalents at period-start	311.1	127.1	488.6	153.8	213.6	153.8

Cash and cash equivalents at period-end	$429.6	$213.6	$429.6	$213.6	$429.6	$488.6

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 – Report 2009

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30 2009	June 30 2009	March 31 2009	December 31 2008	September 30 2008
Total current assets	$2,115.3	$1,831.6	$2,371.1	$2,086.3	$2,249.6
Total current liabilities	(1,368.5)	(1,224.5)	(1,144.8)	(1,380.7)	(1,794.1)

Working capital	746.8	607.1	1,226.3	705.6	455.5
Cash and cash equivalents	(429.6)	(311.1)	(935.4)	(488.6)	(213.6)
Short-term debt	145.3	150.9	207.8	270.0	377.3
Derivative asset and liability, current	2.5	(3.2)	2.6	15.9	(1.0)
Dividends payable	0.0	2.9	0.0	14.8	29.0

Operating working capital	$465.0	$446.6	$501.3	$517.7	$647.2

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	September 30 2009	June 30 2009	March 31 2009	December 31 2008	September 30 2008
Short-term debt	$145.3	$150.9	$207.8	$270.0	$377.3
Long-term debt	1,187.8	1,088.3	1,748.1	1,401.1	1,121.7

Total debt	1,333.1	1,239.2	1,955.9	1,671.1	1,499.0
Cash and cash equivalents	(429.6)	(311.1)	(935.4)	(488.6)	(213.6)
Debt-related derivatives	(25.4)	(10.9)	(10.1)	12.8	(6.4)

Net debt	$878.1	$917.2	$1,010.4	$1,195.3	$1,279.0

Q3 – Report 2009

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates more than 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter July – September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(16.4)	(131.1)	(10.9)	(40.2)	(40.2)	(73.6)	32.1	63.1	(11.8)	(181.8)
Currency effects	(4.8)	(37.5)	(5.2)	(19.2)	14.8	27.1	(7.2)	(14.3)	(2.8)	(43.9)
Acquisitions/divestitures	0.7	5.3	0.4	1.6	—	—	—	—	0.4	6.9

Reported change	(20.5)	(163.3)	(15.7)	(57.8)	(25.4)	(46.5)	24.9	48.8	(14.2)	(218.8)

Nine months January – September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(27.8)	(808.6)	(29.0)	(336.8)	(55.7)	(315.3)	2.6	16.7	(27.3)	(1,444.0)
Currency effects	(11.8)	(344.3)	(5.1)	(59.4)	11.7	66.1	(11.1)	(71.1)	(7.8)	(408.7)
Acquisitions/divestitures	0.5	14.5	0.4	4.1	—	—	—	—	0.4	18.6

Reported change	(39.1)	(1,138.4)	(33.7)	(392.1)	(44.0)	(249.2)	(8.5)	(54.4)	(34.7)	(1,834.1)

Q3 – Report 2009

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter July – September 2009			Quarter July – September 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP

Gross profit	$236.5	$2.3	$238.8	$265.4	$(4.4)	$261.0
Gross margin, %	17.8	0.2	18.0	17.2	(0.3)	16.9
Operating income /(loss)	73.6	(13.6)	60.0	91.0	(32.7)	58.3
Operating margin, % 2)	5.6	(1.1)	4.5	5.9	(2.1)	3.8
Income/(loss) before taxes	52.8	(13.6)	39.2	79.9	(32.7)	47.2
Net income/(loss)	33.0	0.7	33.7	57.3	(23.3)	34.0
Capital employed	3,275	(32.0)	3,243	3,629	(28.0)	3,601
Return on capital employed, %	9.2	(1.6)	7.6	10.1	(3.6)	6.5
Return on total equity, %	5.6	0.2	5.8	9.5	(3.8)	5.7
Earnings/(loss) per share 3)	0.36	0.01	0.37	0.76	(0.32)	0.44
Equity per share	$27.62	$(0.38)	$27.24	$32.63	$(0.41)	$32.22

	9 months 2009			9 months 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP

Gross profit	$507.0	$(1.5)	$505.5	$987.7	$(5.4)	$982.3
Gross margin, %	14.7	(0.0)	14.7	18.7	(0.1)	18.6
Operating income /(loss)	21.0	(62.0)	(41.0)	373.9	(40.1)	333.8
Operating margin, % 2)	0.6	(1.8)	(1.2)	7.1	(0.8)	6.3
(Loss)/income before taxes	(30.2)	(62.0)	(92.2)	335.4	(40.1)	295.3
Net (loss)/income	(18.7)	(32.2)	(50.9)	238.6	(28.5)	210.1
Capital employed	3,275	(32.0)	3,243	3,629	(28.0)	3,601
Return on capital employed, %	1.0	(2.5)	(1.5)	13.8	(1.4)	12.4
Return on total equity, %	(1.1)	(1.9)	(3.0)	13.2	(1.5)	11.7
(Loss)/earnings per share 3)	(0.24)	(0.40)	(0.64)	3.19	(0.39)	2.80
Equity per share	$27.62	$(0.38)	$27.24	$32.63	$(0.41)	$32.22

1) Severance and restructuring. 2) Operating income/(loss) relative to sales. 3) Assuming dilution and net of treasury shares except for the first 9 months 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period, except for third quarter 2009 for which the difference is less than 5%.